Exhibit 10.33

July 25, 2016

Mr. Devin McGranahan

Dear Devin:

We are pleased to offer you the role of Group President. As such you will be one of the most visible leaders in the Company, helping us create value for our key constituents as we aspire to be the most admired company in the financial technology industry.

We have assembled an attractive compensation package which we believe will provide meaningful value for you and your family, while helping us to create value for our clients, associates and shareholders. You will be based in Brookfield, WI and report to me.

Title
Group President

Annual Base Salary
$510,000 per year paid semi-monthly in accordance with our regular payroll process.

Annual Cash Incentive Plan (ACIP)

•	You will participate in our annual cash incentive plan with an annual bonus target of $587,000 (115% of your base compensation) and a maximum payout of $1,174,000 (230% of base salary) in each year.

•
Your bonus payout will vary based upon the achievement of designated criteria annually which may include, but not be limited to, overall company performance, specific business performance, individual performance and personal leadership performance.

•	Bonus awards as earned will be paid no later than March 15 of the year following the calendar period.

•	You must be employed by the Company on the payment date to receive an ACIP payout for the prior year.

Annual Equity Incentive Plan (AEIP)

•
You will be eligible to participate in our long-term equity plan (AEIP) which is a wealth building program for senior executives designed to reward and compensate you for long-term performance, and align your rewards with those of our shareholders.

•
Your base annual equity target will be $1,000,000 which will be delivered in the form of Restricted Stock Units, Stock Options and/or Performance Shares. Vesting will occur over a three-to-four year period depending upon the underlying equity instrument(s) delivered. Your equity award will also vary each year based on your performance, that of the Company, and other criteria as determined by the Board of Directors from time to time. Equity awards are subject to increases and decreases in value based on the share price at the time the award is made and/or vests.

•	You will be eligible for your first annual award in February 2017 which may be pro-rated depending upon your actual start date.

•	The award amount actually earned each year will vary based on the assessment of your performance as recommended by the CEO and approved by the Fiserv Board of Directors.

Sign-On Equity Award
In recognition of the value we believe you will bring to your new role, we will provide you with an upfront equity award granted on your start date with an initial valuation of approximately $3,200,000:

•	$1.0 million of the sign-on equity will be Restricted Stock Units (RSU) which will vest equally on the third and fourth anniversary of your start date.

•	$2.2 million of the sign-on equity will be Non-Qualified Stock Options which will vest equally on the third and fourth anniversary of your start date.

Sign-On Cash Award
In further recognition of the value we believe you will bring to the Company, we will provide you a cash award of $500,000. This amount will be paid in two equal installments; the first half to be paid 90 days after your employment start date, and the remainder to be paid twelve months following your start date. In the event that you leave Fiserv within 24 months of your commencement date you will be required to repay the amounts paid to you under this provision.

Additional Equity Award
In recognition of the economics you are leaving behind, in the event you are employed by the Company full-time, and in good-standing, in February, 2020, the Board of Directors shall grant you an additional equity award of $3 million to you in the form of stock options, PSUs and/or RSUs at an allocation not less than 50% “performance-based”, but may be higher at your sole discretion. This award vests 50% in 2023 and the remainder in 2024.

Executive Share Ownership
As an executive officer, you will be subject to Fiserv’s Executive Share Ownership Program, which requires you to hold equity, as defined by the plan, in an amount equal to

4 times your base salary. You will have five years to meet the share ownership requirements with increments required to be accumulated beginning in year two. Restricted shares and a designated percentage of vested, “in the money” option value may count toward your share ownership requirement.

Additional Long-Term Wealth Building

401K Savings Plan
You will be eligible to participate in the company’s 401(k) Savings Plan with a match of up to 3% (subject to the IRS limits).

•	Associates may contribute from one to fifty percent of their compensation to the plan on a pre-tax basis depending upon personal circumstances.

•	The company match is immediate and contributed on a per-pay period basis.

•	You are 100% vested in the money you defer into the 401(k) plan. The matching contributions from Fiserv will vest after you have accrued two years of service.

Employee Stock Purchase Plan (ESPP)
You are eligible to purchase Fiserv stock and may participate in the ESPP at the beginning of the first quarter following your start date.

•	You can purchase Fiserv stock at a 15% discount to the closing price on the last trading day in the quarter through after-tax payroll deductions.

•	You can contribute from one to ten percent of your base salary up to the allowable IRS maximum.

•	Stock is purchased quarterly and deposited into a personal account administered by Fidelity Investments.

Non-qualified Deferred Compensation Plan
You may, at your discretion, participate in a deferral of up to 100% of your base and bonus each year. These amounts would be paid to you at a time frame which you elect prior to the deferral of compensation.

Benefits
You will be provided a comprehensive executive benefits package designed to help provide security for you and your family. Fiserv places a strong emphasis on health and wellness education, and preventive services aimed at helping maintain your health and in becoming an informed consumer. Most of our benefits are effective on your first day of employment. The enclosed 2016 Associate Benefits Summary will provide additional information and specific eligibility requirements.

Post-Termination Benefits
You will participate in the executive severance plan which provides for the equivalent of twelve months of cash compensation in the event of a not-for-cause termination. In the event that you are terminated for a reason other than cause, and the initial, sign-on equity award granted with the commencement of your employment is not fully vested, that award shall vest fully under this agreement.

Relocation
You will be required to relocate to the Fiserv corporate headquarters within 24 months of your start date. At the time of your relocation, the company will provide you with a full relocation package consistent with that provided to other similarly situated executives in the company. This plan is intended to cover all reasonable expenses subject to normal approvals. In the interim period, the Company will reimburse you for all reasonable travel expenses incurred traveling to a Fiserv location from your home city. In the event that you choose or otherwise fail to relocate within the requisite time period, the company may, in its sole discretion, treat that decision as a “for-cause” termination of your employment.

Paid Time-Off (PTO)
As a Group President participating in the Executive Share Ownership Program, you may take personal time off, which includes holidays, vacation and sick time, subject to Company approval. You are not subject to a defined limit on PTO and accordingly, there is no carry-forward of time in any period.

Start Date
We anticipate a start date on or about September 19, 2016 or other mutually acceptable date. This offer is contingent upon your successful completion of our pre-hire processes including a background check and other screens.

Devin, we are excited to have you join the Fiserv senior leadership team and anticipate you will have a significant positive impact on our future. Importantly, I believe Fiserv is a place where you will have the opportunity to achieve your career and personal goals. We look forward to having you as part of the team that drives the transformation of the financial services industry.

If these terms are acceptable to you, please sign below and return to me at your earliest convenience. This offer will not be considered final until successful completion of all pre-hiring requirements, as approved by me. I am happy to discuss any questions or comments you may have at your earliest convenience.

Very truly yours,

/s/ Jeffery W. Yabuki

Jeffery W. Yabuki
Chief Executive Officer

Acknowledged and accepted:

/s/ Devin B. McGranahan	8-2-16
Devin McGranahan	Date

Pre-hiring conditions satisfied:

/s/ Jeffery W. Yabuki	10/31/2016
Jeffery W. Yabuki	Date